                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                   Viad Corp.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    92552R109
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))


CUSIP No. 92552R109                     13G                                     Page 2
(1) Names of  Reporting  Persons.  S.S. or I.R.S.  Identification  Nos. of Above Persons
    ------------------------------------------------------------------------------------
          Barclays Bank PLC

(2) Check the appropriate box if a member of a Group*
    ------------------------------------------------
                                    (a)
                                    (b) X
(3) SEC Use Only
    ------------

(4) Citizenship or Place of Organization
    ------------------------------------
          United Kingdom

Number of Shares                            (5) Sole Voting Power
Beneficially Owned                              -----------------
by Each Reporting                                   118,100
Person With
                                            (6) Shared Voting Power
                                                -------------------
                                                    0

                                            (7) Sole Dispositive Power
                                                ----------------------
                                                    118,100

                                            (8) Shared Dispositive Power
                                                ------------------------
                                                    0

(9) Aggregate Amount Beneficially Owned by Each Reporting Person
    ------------------------------------------------------------
          118,100

(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     ---------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9)
     ------------------------------------------------
          0.1%

(12) Type of Reporting Person*
     ------------------------
          BK


          *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 92552R109                     13G                                     Page 2A
(1) Names of  Reporting  Persons.  S.S. or I.R.S.  Identification  Nos. of Above Persons
    ------------------------------------------------------------------------------------
          Barclays Funds Limited

(2) Check the appropriate box if a member of a Group*
    ------------------------------------------------
                                    (a)
                                    (b) X
(3) SEC Use Only
    ------------

(4) Citizenship or Place of Organization
    ------------------------------------
          United Kingdom

Number of Shares                            (5) Sole Voting Power
Beneficially Owned                              -----------------
by Each Reporting                                   21,400
Person With
                                            (6) Shared Voting Power
                                                -------------------
                                                    0

                                            (7) Sole Dispositive Power
                                                ----------------------
                                                    21,400

                                            (8) Shared Dispositive Power
                                                ------------------------
                                                    0

(9) Aggregate Amount Beneficially Owned by Each Reporting Person
    ------------------------------------------------------------
          21,400

(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     ---------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9)
     ------------------------------------------------
          0.0%

(12) Type of Reporting Person*
     ------------------------
          BK


                      *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 92552R109                     13G                                     Page 2B
(1) Names of  Reporting  Persons.  S.S. or I.R.S.  Identification  Nos. of Above Persons
    ------------------------------------------------------------------------------------
          Barclays Global Investors, LTD.

(2) Check the appropriate box if a member of a Group*
    ------------------------------------------------
                                    (a)
                                    (b) X
(3) SEC Use Only
    ------------

(4) Citizenship or Place of Organization
    ------------------------------------
          United Kingdom

Number of Shares                            (5) Sole Voting Power
Beneficially Owned                              -----------------
by Each Reporting                                   281,788
Person With
                                            (6) Shared Voting Power
                                                -------------------
                                                    0

                                            (7) Sole Dispositive Power
                                                ----------------------
                                                    264,188

                                            (8) Shared Dispositive Power
                                                ------------------------
                                                    0

(9) Aggregate Amount Beneficially Owned by Each Reporting Person
    ------------------------------------------------------------
          281,788

(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     ---------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9)
     ------------------------------------------------
          0.3%

(12) Type of Reporting Person*
     ------------------------
          BK


                      *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 92552R109                     13G                                     Page 2C
(1) Names of  Reporting  Persons.  S.S. or I.R.S.  Identification  Nos. of Above Persons
    ------------------------------------------------------------------------------------
          Barclays Trust and Banking Company (Japan) LTD.

(2) Check the appropriate box if a member of a Group*
    ------------------------------------------------
                                    (a)
                                    (b) X
(3) SEC Use Only
    ------------

(4) Citizenship or Place of Organization
    ------------------------------------
          Japan

Number of Shares                            (5) Sole Voting Power
Beneficially Owned                              -----------------
by Each Reporting                                   23,682
Person With
                                            (6) Shared Voting Power
                                                -------------------
                                                    0

                                            (7) Sole Dispositive Power
                                                ----------------------
                                                    23,682

                                            (8) Shared Dispositive Power
                                                ------------------------
                                                    0

(9) Aggregate Amount Beneficially Owned by Each Reporting Person
    ------------------------------------------------------------
          23,682

(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     ---------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9)
     ------------------------------------------------
          0.0%

(12) Type of Reporting Person*
     ------------------------
          BK


                      *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 92552R109                     13G                                     Page 2D
(1) Names of  Reporting  Persons.  S.S. or I.R.S.  Identification  Nos. of Above Persons
    ------------------------------------------------------------------------------------
          Barclays Global Investors, N.A.,943112180

(2) Check the appropriate box if a member of a Group*
    ------------------------------------------------
                                    (a)
                                    (b) X
(3) SEC Use Only
    ------------

(4) Citizenship or Place of Organization
    ------------------------------------
          U.S.A.

Number of Shares                            (5) Sole Voting Power
Beneficially Owned                              -----------------
by Each Reporting                                  3,849,076
Person With
                                            (6) Shared Voting Power
                                                -------------------
                                                   0

                                            (7) Sole Dispositive Power
                                                ----------------------
                                                   3,633,583

                                            (8) Shared Dispositive Power
                                                ------------------------
                                                   0

(9) Aggregate Amount Beneficially Owned by Each Reporting Person
    ------------------------------------------------------------
          3,849,076

(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     ---------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9)
     ------------------------------------------------
          3.9%

(12) Type of Reporting Person*
     ------------------------
          BK


                      *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 92552R109                     13G                                     Page 2E
(1) Names of  Reporting  Persons.  S.S. or I.R.S.  Identification  Nos. of Above Persons
    ------------------------------------------------------------------------------------
          Barclays Global Fund Advisors

(2) Check the appropriate box if a member of a Group*
    ------------------------------------------------
                                    (a)
                                    (b) X
(3) SEC Use Only
    ------------

(4) Citizenship or Place of Organization
    ------------------------------------
          U.S.A.

Number of Shares                            (5) Sole Voting Power
Beneficially Owned                              -----------------
by Each Reporting                                   461,789
Person With
                                            (6) Shared Voting Power
                                                -------------------
                                                    0

                                            (7) Sole Dispositive Power
                                                ----------------------
                                                    442,025

                                            (8) Shared Dispositive Power
                                                ------------------------
                                                    0

(9) Aggregate Amount Beneficially Owned by Each Reporting Person
    ------------------------------------------------------------
         461,789

(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     ---------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9)
     ------------------------------------------------
          0.5%

(12) Type of Reporting Person*
     ------------------------
          BK


                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(A). NAME OF ISSUER
           --------------
              Viad Corp.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
           -----------------------------------------------
              1850 North  Central  Ave
              Phoenix,  AZ 85077

ITEM 2(A). NAME OF PERSON(S) FILING
           ------------------------
              Barclays Bank, PLC

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
           -----------------------------------------------------------
              54 Lombard Street
              London England EC3P 3AH

ITEM 2(C). CITIZENSHIP
           -----------
              United Kingdom

ITEM 2(D). TITLE OF CLASS OF SECURITIES
           ----------------------------
              Common Stock

ITEM 2(E). CUSIP NUMBER
           ------------
              92552R109

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
           ---------------------------------------------------------
           13D-2(B), CHECK WHETHER THE PERSON FILING IS A
           ----------------------------------------------

(a)// Broker or Dealer registered under Section 15 of the Act

(b)// Bank as defined in section 3(a) (6) of the Act
        X
(c)// Insurance Company as defined in section 3(a) (19) of the Act

(d)// Investment Company registered under section 8 of the Investment Company
        Act

(e)// Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f)// Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g)// Parent  Holding  Company,  in  accordance  with Rule  13d-1(b)  (ii) (G)
                    (Note:See Item 7)

(h)// Group, in accordance with Rule 13d-1(b) (1) (ii) (H)
                                                                    Page 3A

ITEM 1(A). NAME OF ISSUER
           --------------
              Viad Corp.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
          ------------------------------------------------
              1850 North  Central  Ave
              Phoenix,  AZ 85077

ITEM 2(A). NAME OF PERSON(S) FILING
           ------------------------
              Barclays Funds Limited

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
           -----------------------------------------------------------
              Gredley House,11 The Broadway
              Stratford, England E15 4BJ

ITEM 2(C). CITIZENSHIP
           -----------
              United Kingdom

ITEM 2(D). TITLE OF CLASS OF SECURITIES
           ----------------------------
              Common Stock

ITEM 2(E). CUSIP NUMBER
           ------------
              92552R109

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
           ---------------------------------------------------------
           13D-2(B), CHECK WHETHER THE PERSON FILING IS A
           ----------------------------------------------

(a)// Broker or Dealer registered under Section 15 of the Act

(b)// Bank as defined in section 3(a) (6) of the Act
        X
(c)// Insurance Company as defined in section 3(a) (19) of the Act

(d)// Investment Company registered under section 8 of the Investment Company
        Act

(e)// Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f)// Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g)// Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                    (Note:See Item 7)

(h)// Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                                         Page 3B

ITEM 1(A). NAME OF ISSUER
           --------------
              Viad Corp.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
           -----------------------------------------------
              1850 North  Central  Ave
              Phoenix,  AZ 85077

ITEM 2(A). NAME OF PERSON(S) FILING
           ------------------------
              Barclays Global Investors, LTD

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
           -----------------------------------------------------------
              Murray House,1 Royal Mint Court
              London, England EC3 NHH

ITEM 2(C). CITIZENSHIP
           -----------
              United Kingdom

ITEM 2(D). TITLE OF CLASS OF SECURITIES
           ----------------------------
              Common Stock

ITEM 2(E). CUSIP NUMBER
           ------------
              92552R109

ITEM 3.    IF THIS  STATEMENT  IS FILED  PURSUANT TO RULES  13D-1(B),  OR
           --------------------------------------------------------------
           13D-2(B), CHECK WHETHER THE PERSON FILING IS A
           ----------------------------------------------

(a)// Broker or Dealer registered under Section 15 of the Act

(b)// Bank as defined in section 3(a) (6) of the Act
        X
(c)// Insurance Company as defined in section 3(a) (19) of the Act

(d)// Investment Company registered under section 8 of the Investment Company
        Act

(e)// Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f)// Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g)// Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                 (Note:See Item 7)

(h)// Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                                         Page 3C

ITEM 1(A). NAME OF ISSUER
           --------------
              Viad Corp.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
           ------------------------------------------------
              1850 North  Central  Ave
              Phoenix,  AZ 85077

ITEM 2(A). NAME OF PERSON(S) FILING
           ------------------------
              Barclays Trust and Banking Company (Japan) Ltd.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
           -----------------------------------------------------------
              Ebisu Prime Square Tower
              8th Floor,1-1-39 Hiroo, Shibuya-Ku
              Tokyo Japan 150-0012

ITEM 2(C). CITIZENSHIP
           -----------
              Japan

ITEM 2(D). TITLE OF CLASS OF SECURITIES
           ----------------------------
              Common Stock

ITEM 2(E). CUSIP NUMBER
           ------------
              92552R109

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
           ---------------------------------------------------------
           13D-2(B), CHECK WHETHER THE PERSON FILING IS A
           ----------------------------------------------

(a)// Broker or Dealer registered under Section 15 of the Act

(b)// Bank as defined in section 3(a) (6) of the Act
        X
(c)// Insurance Company as defined in section 3(a) (19) of the Act

(d)// Investment Company registered under section 8 of the Investment Company
        Act

(e)// Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f)// Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g)// Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)

                 (Note:See Item 7)
(h)// Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                                         Page 3D

ITEM 1(A). NAME OF ISSUER
           --------------
              Viad Corp.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
           -----------------------------------------------
              1850 North  Central  Ave
              Phoenix,  AZ 85077

ITEM 2(A). NAME OF PERSON(S) FILING
           ------------------------
              Barclays Global Investors, N.A.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
           -----------------------------------------------------------
              45 Fremont Street
              San Francisco,CA 94105

ITEM 2(C). CITIZENSHIP
           -----------
              U.S.A

ITEM 2(D). TITLE OF CLASS OF SECURITIES
           ----------------------------
              Common Stock

ITEM 2(E). CUSIP NUMBER
           ------------
              92552R109

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
           ---------------------------------------------------------
           13D-2(B), CHECK WHETHER THE PERSON FILING IS A
           ----------------------------------------------

(a)// Broker or Dealer registered under Section 15 of the Act

(b)// Bank as defined in section 3(a) (6) of the Act
        X
(c)// Insurance Company as defined in section 3(a) (19) of the Act

(d)// Investment Company registered under section 8 of the Investment Company
        Act

(e)// Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f)// Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g)// Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)

                 (Note:See Item 7)
(h)// Group, in accordance with Rule 13d-1(b) (1) (ii) (H)
                                                                         Page 3E

ITEM 1(A). NAME OF ISSUER
           --------------
              Viad Corp.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
           -----------------------------------------------
              1850 North  Central  Ave
              Phoenix,  AZ 85077

ITEM 2(A). NAME OF PERSON(S) FILING
           ------------------------
              Barclays Global Fund Advisors

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
           -----------------------------------------------------------
              45 Fremont Street
              San Francisco,CA 94105

ITEM 2(C). CITIZENSHIP
           -----------
              U.S.A

ITEM 2(D). TITLE OF CLASS OF SECURITIES
           ----------------------------
              Common Stock

ITEM 2(E). CUSIP NUMBER
           ------------
              92552R109

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
           ---------------------------------------------------------
           13D-2(B), CHECK WHETHER THE PERSON FILING IS A
           ----------------------------------------------

(a)// Broker or Dealer registered under Section 15 of the Act

(b)// Bank as defined in section 3(a)(6) of the Act
        X
(c)// Insurance Company as defined in section 3(a)(19) of the Act

(d)// Investment Company registered under section 8 of the Investment Company
        Act

(e)// Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f)// Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g)// Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)

                 (Note:See Item 7)
(h)// Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                          Page 4
ITEM 4. OWNERSHIP
        ---------
          (a) Amount Beneficially Owned:              4,755,835

          (b) Percent of Class:                       4.8%

          (c) Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote
                     4,755,835

               (ii) shared power to vote or to direct the vote
                     0

               (iii) sole power to dispose or to direct the disposition of
                     4,502,978

               (iv) shared power to dispose or to direct the disposition of
                     0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         --------------------------------------------
         if this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. //
               X

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
        ------------------------------------------------
        ANOTHER PERSON
        ------------------------------------------------

               The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts. See also Items 2(a) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
        ----------------------------------------------------------------------
        SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
        --------------------------------------------------------
               Not applicable


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
        ---------------------------------------------------------
               Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
        ------------------------------
               Not applicable

ITEM 10. CERTIFICATION
         -------------
         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

         SIGNATURE
         ---------
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                          August 10, 1999



                                                          Vivien Lin
                                                          Manager of Compliance